Exhibit (a)(1)(C)

OMNIVISION TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

ELECTION FORM

Before signing this Election Form, please make sure you read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the memorandum from Shaw Hong, our President and Chief Executive Officer, dated November 18, 2009; (3) this Election Form; and (4) the Withdrawal Form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold “eligible options” (as defined in the Offer to Exchange) the opportunity to exchange these options for new restricted stock units (“RSUs”) as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on December 16, 2009, unless the offer is extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you may exchange your eligible options granted under the Company’s 2000 Stock Plan or the Company’s 2007 Equity Incentive Plan with an exercise price greater than or equal to $23.01 per share, that were granted before November 1, 2008, and that remain outstanding and unexercised as of the expiration date of the offer for RSUs. In accordance with the terms outlined in the offer documents, you will receive one RSU for every 3.4 exchanged options as described in Section 2 of the Offer to Exchange. Each RSU that you receive in the exchange will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Except as provided in the Offer to Exchange, vesting on any date is subject to your continued service with OmniVision through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, you may make your election online at https://omnivision.equitybenefits.com or by checking one of the boxes below and completing and signing this Election Form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options using this Election Form, you must sign, date and deliver the completed Election Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless the offer is extended, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Alternatively, you may complete and submit your election via the offer website at https://omnivision.equitybenefits.com on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless the offer is extended.

Only responses that are complete, signed and actually received by the deadline will be accepted. Responses must be submitted through the offer website, by facsimile, hand delivery (if you are located in Santa Clara) or by e-mail.  Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or express mail (or similar delivery service), are not permitted.

If you wish to participate in the offer, please check the appropriate box:

☐                                    Yes, I wish to participate in the offer as to ALL of my eligible options. All of my eligible options will be cancelled irrevocably on December 16, 2009.

OR

☐                                    Yes, I wish to participate in the offer as to my eligible options listed below (please list):

Option Grant Number	Grant Date

My eligible options that are specifically listed above will be cancelled irrevocably on December 16, 2009.

I understand that this Election Form will replace any Election Form I previously submitted.

By signing below I consent to the uses of my data identified at point 10 of the attached “Instructions to the Election Form.”

Employee Signature

Employee Name (please print)

Date and Time

E-mail Address

RETURN TO STOCK ADMINISTRATION VIA FACSIMILE AT (408) 567-3006,

HAND DELIVERY (IF YOU ARE LOCATED IN SANTA CLARA) OR E-MAIL AT STOCKADMIN@OVT.COM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON DECEMBER 16, 2009.

OMNIVISION TECHNOLOGIES, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

INSTRUCTIONS TO THE ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of the Election or the Election Form.

A properly completed election must be received via the offer website or through the submission of a completed Election Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, on or before 9:00 p.m., Pacific Time, on December 16, 2009 (referred to as the “expiration date”), unless the offer is extended.

Electing through the offer website

You may log on to the offer website at https://omnivision.equitybenefits.com and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains personalized information with respect to each eligible option grant you hold.  If you do not want to participate, then no action is necessary.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms.  After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are not a resident of China or Taiwan, and you are satisfied with your elections, you will proceed to the “Agreement to Terms of Election” page.  Only after you agree to the Agreement to the Terms of Election will you be directed to the “Print Confirmation” page.  Please print and keep a copy of the Print Confirmation page for your records.  Unless you are a resident of China or Taiwan, you will have completed the election process. You will receive an e-mail confirming your election at your OmniVision e-mail address within one (1) U.S. business day.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

If you are a resident of China or Taiwan, after agreeing to the Agreement to Terms of Election, you will proceed to the “Print Confirmation” page to print out your election confirmation form.  Due to local law, in order to make a valid election, we must receive your signed election confirmation form prior to the expiration of the offer.  Please sign the election confirmation form and return it via facsimile or e-mail (via PDF or similar imaged document file) to:

Stock Administration

OmniVision Technologies, Inc.

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.

Upon receipt of the completed election confirmation form, we will send you a confirmation e-mail indicating the completion of your election process within two (2) U.S. business days.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election confirmation form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.  If you wish to participate, you must complete the election process (including returning your completed election confirmation form) in the foregoing manner on or before 9:00 p.m., Pacific Time, on December 16, 2009.  If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.

Electing through facsimile, hand delivery or e-mail

If you choose not to utilize the offer website acceptance process, you may submit your election by sending your Election Form by facsimile, hand delivery (if you are located in Santa Clara) or e-mail as provided below. You do not need to submit an Election Form if you accept the offer via the offer website. To send your Election Form by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be December 16, 2009:

1. Properly complete and sign the Election Form.

2. Deliver the completed and signed Election Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

If OmniVision extends the offer, the completed Election Form must be received by OmniVision by the date and time of the extended expiration of the offer.

The delivery of all required documents, including Election Forms, is at your risk. Delivery will be deemed made only when actually received by OmniVision. In all cases, you should allow sufficient time to ensure timely delivery.

If your Election Form is submitted by facsimile, hand delivery (if you are located in Santa Clara) or e-mail, we intend to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Election Form has been received by December 16, 2009. Confirmation statements for submissions through the offer website (other than for individuals residing in China or Taiwan) may be obtained by clicking on the “Print Confirmation” button after submitting your election. You should print and save a copy of the confirmation for your records.  You will also receive an e-mail confirming your election made through the offer website within one (1) U.S. business day.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Our acceptance constitutes an agreement.

Your election to exchange options constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between OmniVision and you upon the terms and subject to the conditions of this offer.

OmniVision will not accept any alternative, conditional or contingent tenders. Although we intend to send you an e-mail confirmation of receipt of this Election Form, by signing this Election Form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your Election Form and does not mean that your options have been cancelled. Your exchanged options will be cancelled following the expiration of the offer but on the same calendar day as the expiration of the offer. This offer is currently scheduled to expire on December 16, 2009.

2. Withdrawal and Additional Tenders.

Tenders of eligible options made through the offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on December 16, 2009. If OmniVision extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although OmniVision currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 15, 2010, you may withdraw your tendered options at any time thereafter.

To withdraw some or all of your tendered options you must change you election via the offer website or deliver a properly completed Withdrawal Form by facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, while you still have the right to withdraw the tendered options to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.

To re-elect to exchange some or all of your withdrawn options or to elect to exchange additional eligible options, you must submit a new election via the offer website or by completing and returning an Election Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Your new election or Election Form must be submitted by the expiration date in accordance with the procedures described in these instructions. Because any prior Election Form will be disregarded, your new Election Form must list all eligible options you wish to exchange, not just those you wish to add. Your new Election Form must include the required information regarding all of the options you want to exchange and must be properly completed and dated after the date of your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly completed and dated Election Form, any previously submitted Election Form or Withdrawal Form will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form and/or Withdrawal Form we receive by the expiration date.

3. Tenders.

If you intend to tender options through the offer, you must tender all of your shares subject to each eligible option grant. However, you may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

If an eligible option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents.

4. Signatures on this Election Form.

If this Election Form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, you may be asked to submit proof of the legal name change.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to OmniVision of the authority of that person to act in that capacity must be submitted with this Election Form.

5. Other Information on this Election Form.

If you are submitting the Election Form by facsimile, delivery or e-mail, in addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6. Requests for Assistance or Additional Copies.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange and the other offer documents to Stock Administration at (408) 653-3100 or stockadmin@ovt.com.

7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options, elections and Election Forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

8. Additional Documents to Read.

You should be sure to read the Offer to Exchange and all documents referenced therein before deciding to participate in the offer.

9. Important Tax Information.

If you are a U.S. taxpayer, please refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax in a country other than the U.S., please refer to Schedules C – J of the Offer to Exchange for important tax information. We also recommend that you consult with your personal tax advisors before making any decisions regarding participation in, or withdrawal from, the offer.

10. Data Privacy.

To administer this offer, we must collect, use and transfer certain information regarding you and your eligible options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in OmniVision or its subsidiaries, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an election,

Election Form or a Withdrawal Form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an election, Election Form or a Withdrawal Form, you also acknowledge and agree that:

•                  the parties receiving this data may be located outside of your country including in the USA, and the recipients’ country may have different data privacy laws and protections than your country;

•                  we may need to provide your data to tax and regulatory authorities in connection with the operation of the program;

•                  the data will be held only as long as necessary to implement, administer and manage the program;

•                  you can request from us a list with the names and addresses of any potential recipients;

•                  you can request additional information about how the data is stored and processed; and

•                  you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer.  Please contact us if you have any questions.